May 22, 2007

Putnam Tax Exempt Income Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the references to our firm in respect of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam Tax-Free Health Care Fund with Putnam Tax Exempt Income Fund with and as part of the Registration Statement of Putnam Tax Exempt Income Fund on Form N-14 and to the references to our firm in the prospectus/proxy statement under the caption “Information about the Proposed Merger - Federal Income Tax Consequences.”

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP